EXHIBIT 99.1
LGI Homes, Inc. Reports Third Quarter and YTD 2016 Results
THE WOODLANDS, Texas, November 8, 2016 (GLOBE NEWSWIRE) - LGI Homes, Inc. (Nasdaq:LGIH) today announced results for the third quarter 2016 and the nine months ended September 30, 2016.
Third Quarter 2016 Highlights and Comparisons to Third Quarter 2015

•	Net Income of $19.5 million, or $0.92 Basic EPS and $0.86 Diluted EPS

•	Net Income Before Income Taxes increased 27.0% to $29.5 million

•	Home Closings increased 12.6% to 1,052 homes

•	Home Sales Revenues increased 24.3% to $216.3 million

•	Average Home Sales Price increased 10.4% to $205,613

•	Gross Margin as a Percentage of Home Sales Revenues was 26.3% as compared to 26.4%

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues was 27.7% as compared to 27.5%

•	Active Selling Communities at quarter-end increased to 59 from 50

•	Total Owned and Controlled Lots increased to 29,856 lots
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.
Nine Months Ended September 30, 2016 Highlights and Comparisons to Nine Months Ended September 30, 2015

•	Net Income of $51.8 million, or $2.51 Basic EPS and $2.39 Diluted EPS

•	Net Income Before Income Taxes increased 40.1% to $78.7 million

•	Home Closings increased 23.0% to 3,024 homes

•	Home Sales Revenues increased 32.6% to $601.5 million

•	Average Home Sales Price increased 7.8% to $198,905

•	Gross Margin as a Percentage of Home Sales Revenues was 26.1% as compared to 26.5%

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues was 27.5% as compared to 27.8%
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.
Management Comments
“LGI Homes delivered another impressive quarter of results highlighted by strong year-over-year growth in home closings, revenues, average sales price, net income and earnings per share,” said Eric Lipar, the Company’s Chief Executive Officer and Chairman of the Board. “With a solid start to the fourth quarter, we maintain an optimistic outlook on the remainder of the year and believe we are well positioned to deliver strong results for the full year 2016.”

2016 Third Quarter Results
Home closings during the third quarter of 2016 increased 12.6% to 1,052 from 934 home closings during the third quarter of 2015. Active selling communities increased to 59 at the end of the third quarter of 2016, up from 50 communities at the end of the third quarter of 2015.
Home sales revenues for the third quarter of 2016 were $216.3 million, an increase of $42.3 million, or 24.3%, over the third quarter of 2015. The increase in home sales revenues is primarily due to the increase in the number of homes closed and an increase in the average home sales price.
The average home sales price was $205,613 for the third quarter of 2016, an increase of $19,365, or 10.4%, over the third quarter of 2015. This increase is primarily due to changes in product mix, price points in new markets, and a favorable pricing environment.
Gross margin as a percentage of home sales revenues for the third quarter of 2016 was 26.3% as compared to 26.4% for the third quarter of 2015. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the third quarter of 2016 was 27.7% as compared to 27.5% for the third quarter of 2015. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (a non-GAAP measure) to gross margin, the most directly comparable GAAP measure.
Net income of $19.5 million, or $0.92 per basic share and $0.86 per diluted share, for the third quarter of 2016 increased $4.0 million, or 26.2%, from $15.4 million for the third quarter of 2015. This increase is primarily attributable to the 12.6% increase in homes closed, the increase in average home sales price, and operating leverage realized related to selling, general and administrative expenses, net of increased expenses associated with new communities.
Results for the Nine Months Ended September 30, 2016
Home closings for the nine months ended September 30, 2016 increased 23.0% to 3,024 from 2,458 during the nine months ended September 30, 2015.
Home sales revenues for the nine months ended September 30, 2016 increased 32.6% to $601.5 million compared to the nine months ended September 30, 2015. The increase in home sales revenues is primarily due to the increase in the number of homes closed and an increase in the average home sales price.
The average home sales price was $198,905 for the nine months ended September 30, 2016, an increase of $14,417, or 7.8%, over the nine months ended September 30, 2015. Consistent with our third quarter 2016 results, the increase is primarily due to changes in product mix, price points in new markets, and a favorable pricing environment.
Gross margin as a percentage of home sales revenues for the nine months ended September 30, 2016 was 26.1% as compared to 26.5% for the nine months ended September 30, 2015. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the nine months ended September 30, 2016 was 27.5% as compared to 27.8% for nine months ended September 30, 2015. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (a non-GAAP measure) to gross margin, the most directly comparable GAAP measure.
Net income of $51.8 million, or $2.51 per basic share and $2.39 per diluted share, for the nine months ended September 30, 2016 increased $14.7 million, or 39.7%, from $37.1 million for the nine months ended September 30, 2015. This increase is primarily attributable to the 23.0% increase in homes closed, the increase in average home sales price, and operating leverage realized related to selling, general and administrative expenses, net of increased expenses associated with new communities.

Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12:30 p.m. Eastern Time on Tuesday, November 8, 2016 (the “Earnings Call”). The Earnings Call will be hosted by Eric Lipar, Chief Executive Officer and Chairman of the Board, and Charles Merdian, Chief Financial Officer.
Participants may access the live webcast by visiting the Investor Relations section of the Company’s website at www.LGIHomes.com. The Earnings Call can also be accessed by dialing (855) 433-0929, or (970) 315-0256 for international participants.
An archive of the webcast will be available on the Company’s website for approximately 12 months. A replay of the Earnings Call will also be available later that day by calling (855) 859-2056, or (404) 537-3406, using conference id “10095800”. This replay will be available until November 15, 2016.
About LGI Homes, Inc.
Headquartered in The Woodlands, Texas, LGI Homes, Inc. engages in the design, construction and sale of homes in Texas, Arizona, Florida, Georgia, New Mexico, Colorado, North Carolina, South Carolina, Washington and Tennessee. The Company has a notable legacy of more than 13 years of homebuilding operations, over which time it has closed over 15,000 homes. For more information about the Company and its new home developments please visit the Company’s website at www.LGIHomes.com.
Forward-Looking Statements
Any statements made in this press release or on the Earnings Call that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning market conditions and possible or assumed future results of operations, including descriptions of the Company’s business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believe,” “estimate,” “project,” “anticipate,” “expect,” “seek,” “predict,” “contemplate,” “continue,” “possible,” “intent,” “may,” “might,” “will,” “could,” “would,” “should,” “forecast,” or “assume” or, in each case, their negative, or other variations or comparable terminology. Any discussion of outlook or guidance for full year 2016 discussed on the Earnings Call assumes that general economic conditions for the remainder of the year, including interest rates, and mortgage availability in the last three months of 2016 are similar to those in the first nine months of 2016, and that home sales price, construction costs, availability of land, land development costs and overall absorption rates for the last three months of 2016 are consistent with the first nine months of 2016. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including the “Cautionary Statement about Forward-Looking Statements” subsection within the “Risk Factors” section, and subsequent filings by the Company with the Securities and Exchange Commission. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release or listen to the Earnings Call, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30,	December 31,
	2016	2015
ASSETS	(Unaudited)
Cash and cash equivalents	$45,915	$37,568
Accounts receivable	15,641	17,325
Real estate inventory	676,917	531,228
Pre-acquisition costs and deposits	11,450	7,001
Property and equipment, net	2,037	2,108
Other assets	4,603	11,238
Goodwill and intangible assets, net	12,049	12,234
Total assets	$768,612	$618,702

LIABILITIES AND EQUITY
Accounts payable	$18,572	$24,020
Accrued expenses and other liabilities	62,779	40,006
Deferred tax liabilities, net	1,774	2,726
Notes payable	354,932	304,561
Total liabilities	438,057	371,313

COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 22,282,514 shares issued and 21,282,514 shares outstanding as of September 30, 2016 and 21,270,389 shares issued and 20,270,389 shares outstanding as of December 31, 2015	223	213
Additional paid-in capital	206,905	175,575
Retained earnings	139,977	88,151
Treasury stock, at cost, 1,000,000 shares	(16,550)	(16,550)
Total equity	330,555	247,389
Total liabilities and equity	$768,612	$618,702

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Home sales revenues	$216,304	$173,956	$601,490	$453,472

Cost of sales	159,483	127,949	444,205	333,430
Selling expenses	17,007	14,057	48,965	39,032
General and administrative	10,715	8,902	31,155	25,050
Operating income	29,099	23,048	77,165	55,960
Other income, net	(389)	(173)	(1,560)	(228)
Net income before income taxes	29,488	23,221	78,725	56,188
Income tax provision	10,021	7,801	26,899	19,089
Net income	$19,467	$15,420	$51,826	$37,099
Earnings per share:
Basic	$0.92	$0.77	$2.51	$1.86
Diluted	$0.86	$0.76	$2.39	$1.72

Weighted average shares outstanding:
Basic	21,061,874	19,923,079	20,633,200	19,894,859
Diluted	22,674,021	20,318,537	21,654,284	21,665,289

Non-GAAP Measures
In addition to the results reported in accordance with U.S. GAAP, the Company has provided information in this press release relating to “Adjusted Gross Margin.”
Adjusted Gross Margin
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact the Company’s results, the utility of adjusted gross margin information as a measure of the Company’s operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that the Company does. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of the Company’s performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Home sales revenues	$216,304	$173,956	$601,490	$453,472
Cost of sales	159,483	127,949	444,205	333,430
Gross margin	56,821	46,007	157,285	120,042
Capitalized interest charged to cost of sales	2,980	1,824	7,431	4,376
Purchase accounting adjustments (a)	73	39	454	1,859
Adjusted gross margin	$59,874	$47,870	$165,170	$126,277
Gross margin % (b)	26.3%	26.4%	26.1%	26.5%
Adjusted gross margin % (b)	27.7%	27.5%	27.5%	27.8%

(a)
Adjustments result from the application of purchase accounting related to prior acquisitions and represent the amount of the fair value step-up adjustments for real estate inventory included in cost of sales.

(b)	Calculated as a percentage of home sales revenues.

Home Sales Revenues and Home Closings by Division
(Dollars in thousands)

	Three Months Ended September 30,
	2016		2015
	Revenues	Closings	Revenues	Closings
Texas	$113,761	553	$93,661	491
Southwest	41,489	187	30,333	158
Southeast	24,248	137	26,588	159
Florida	30,283	155	23,374	126
Northwest	6,523	20	—	—
Total home sales	$216,304	1,052	$173,956	934

	Nine Months Ended September 30,
	2016		2015
	Revenues	Closings	Revenues	Closings
Texas	$309,325	1,548	$256,146	1,361
Southwest	118,372	545	74,006	380
Southeast	83,309	478	68,731	423
Florida	80,912	422	54,589	294
Northwest	9,572	31	—	—
Total home sales	$601,490	3,024	$453,472	2,458

CONTACT:     Investor Relations:
        Caitlin Stiles, (281) 210-2619
        InvestorRelations@LGIHomes.com

Source: LGI Homes